EXHIBIT 3.1
FORM OF
SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF BABYUNIVERSE, INC.
     Pursuant to Sections 607.1003 and 607.1007 of the Florida Business Corporation Act, the Articles of Incorporation of BabyUniverse, Inc., originally filed with the Secretary of State on October 15, 1997 under the name Everything But The Baby, Inc., are hereby amended and restated in their entirety as follows.
ARTICLE I
NAME
     The name of the corporation is BabyUniverse, Inc. (hereinafter called the “Corporation”).
ARTICLE II
PRINCIPAL OFFICE AND MAILING ADDRESS
     The principal office and mailing address of the Corporation is 5601 NW 9th Avenue, Suite 104, Fort Lauderdale, Florida 33309.
ARTICLE III
NATURE OF BUSINESS
     The Corporation may engage in any lawful activity for which corporations may be organized under the Florida Business Corporation Act.
ARTICLE IV
CAPITAL STOCK
     The aggregate number of shares of all classes of capital stock that the Corporation is authorized to issue is sixty million (60,000,000) shares consisting of (i) fifty million (50,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”) and (ii) ten million (10,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).
     All shares of Common stock shall be identical with each other in every respect. The holders of the Common Stock shall be entitled to vote on all matters upon which the shareholders have the right to vote and shall be entitled to one vote for each share of Common Stock. The Common Stock shall be subject to all rights, preferences, powers and priorities of the Preferred Stock.
     The Preferred Stock may be issued, from time to time, in one or more series with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restriction thereof, as shall be stated in the resolutions adopted by the Board of Directors providing for the issuance of such Preferred Stock or series thereof, and the Board of Directors is hereby expressly vested with authority to fix such designations, preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions for each series, including, but not by way of limitation, the power to affix the redemption and liquidation preferences, the rate of dividends payable and the time for and the priority of payment thereof and to determine whether such dividends shall be cumulative or not and to provide for and affix the terms of conversion of such Preferred Stock or any series thereof into Common Stock of the Corporation and fix the voting power, if any, of Preferred Stock or any series thereof.
     Pursuant to the authority expressly granted and vested in the Board of Directors of the Corporation in accordance with the provisions of the immediately preceding paragraph, a series of the Corporation’s authorized class of preferred stock, $0.001 par value per share, is hereby established as “Series A Convertible Preferred Stock” (hereinafter referred to as the Series A Preferred Stock), which Series consists of 2,500,000 authorized shares. The issued and outstanding shares of the Series A Preferred Stock, as they may exist from time to time, are sometimes referred to below as the “Shares”. The preferences and relative, participating, optional or other special rights of, and the qualifications, limitations and restrictions imposed upon, the Series A Preferred Stock shall be as follows:
     1. No Dividends. The Series A Preferred Stock shall not bear any dividends.
     2. Voting Rights. Except as otherwise required by applicable law, the holders of the Shares of Series A Preferred Stock shall be entitled to vote on any matters submitted to the shareholders of the Corporation, together with the holders of shares of the common stock of the Corporation, as a single class. Each share of Series A Preferred Stock shall be entitled to cast such number of votes as is equal to the number of shares of the Corporation’s common stock then issuable upon the conversion of such Share of Series A Preferred Stock.
     3. Priority in the Event of Liquidation or Dissolution. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Corporation and before any distribution shall be made to the holder of any class of the common stock of the Corporation, each holder of a share of Series A Preferred Stock shall be entitled to receive, out of the net assets of the Corporation, a sum (as appropriately adjusted for any stock split, stock combination or other similar event affecting the outstanding number of shares of Series A Preferred Stock) in cash equal to the purchase price paid to the Corporation for such Share. After payment shall have been made in full to the holders of Series A Preferred Stock, or funds necessary for such payment shall have been set aside in trust for the exclusive benefit of such holders, the holders of the Series A Preferred Stock shall be entitled to no further participation in any distribution of the assets of the Corporation.
     4. Conversion of Preferred Stock into Common Stock.
     (a) Holder’s Right to Convert. Each holder of record of Shares of Series A Preferred Stock shall have the right, at such holder’s option, at any time and from time to time, to convert any Share then held by such holder into, subject to the adjustment provisions of this Section 4, one (1) fully paid and nonassessable share of the Corporation’s authorized common stock, $0.001 par value per share (the “Common Stock”).

     (b) Procedure. Any holder of Shares of Series A Preferred Stock desiring to convert any such Share into Common Stock pursuant to the provisions of Section 4(a) shall surrender each certificate representing one or more Shares of such Series A Preferred Stock to be converted, duly endorsed to the Corporation or in blank, at the principal business office of the Corporation (or such other place as may be designated by the Corporation), and shall give written notice to the Corporation at that office of his election to convert the same, setting forth therein the number of Shares of Series A Preferred Stock with respect to which such holder is then exercising his right to convert, and the name or names (with the address or addresses) in which the shares of Common Stock are to be issued. As promptly as practicable after the surrender for conversion of any Series A Preferred Stock pursuant to the provisions of Section 4(a), but in no event later than 3 business days following the date of the surrender for conversion of any Series A Preferred Stock, the Corporation shall deliver or cause to be delivered at the principal office of the Corporation (or such other place as may be designated by the Corporation), to or upon the written order of the holder of such Series A Preferred Stock, one or more certificates representing the shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may reasonably direct. Shares of the Series A Preferred Stock shall be deemed to have been so converted as of the close of business on the date of the surrender of the Series A Preferred Stock for conversion, as provided above, and the rights of the holders of such Series A Preferred Stock shall cease at such time, and each person in whose name a certificate for shares of Common Stock is to be issued shall be treated for all purposes as having become the record holder of such Common Stock at such time; provided, however, that any such surrender on any date when the stock transfer books of the Corporation shall be closed shall constitute the person in whose name each certificate for such shares of Common Stock is to be issued as the record holder thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open.
     (c) Automatic Conversion. In the event that the Corporation consummates a merger with eToys Direct, Inc., a Delaware corporation, at any time on or prior to December 31, 2007 (the “Merger”), each Share of Series A Preferred Stock shall automatically convert into, subject to the adjustment provisions of this Section 4, one (1) fully paid and non-assessable share of the Common Stock, effective at the logical instant immediately prior to the effective time of the Merger (the “Conversion Time”). All of the outstanding Shares of Series A Preferred Stock shall be converted automatically at the Conversion Time without any further action by the holders of such Shares of Series A Preferred Stock or any other person and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent, as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the Corporation’s notification to the holders of the Series A Preferred Stock of the occurrence of such automatic conversion of Series A Preferred Stock, the holders thereof shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for Series A Preferred Stock or provide an indemnity agreement as described above. Thereupon, there shall be issued and delivered to such holder promptly at such office and in such holder’s name as shown on such surrendered certificate or certificates (or as contemplated by such indemnity agreement) a certificate or certificates for the number of shares of Common Stock into which the Shares of Series A Preferred Stock surrendered were converted at the Conversion Time.
     (d) Additional Provisions. Conversion of Series A Preferred Stock shall be subject to the following additional terms and provisions:
     (i) Subdivisions or Combinations. In the event that the Corporation shall at any time prior to a particular conversion subdivide or combine its outstanding shares of Common Stock into, respectively, a greater or lesser number of such shares, the number of shares of Common Stock issuable upon conversion of each Share of the Series A Preferred Stock shall be proportionately decreased in the case of a subdivision or increased in the case of a combination, effective in either case at the close of business on the date on which such subdivision or combination shall become effective.
     (ii) Recapitalizations. In the event that the Corporation shall be recapitalized, consolidated with or merged into any other corporation, or shall sell or convey to any other corporation all or substantially all of its property as an entirety, provision shall be made as part of the terms of such recapitalization, consolidation, merger, sale or conveyance for each holder of Series A Preferred Stock to thereafter receive in lieu of the Common Stock otherwise issuable to such holder upon conversion of such holder’s Series A Preferred Stock, the same kind and amount of securities or assets as may be distributable upon such recapitalization, consolidation, merger, sale or conveyance, with respect to the Common Stock otherwise so issuable to such holder.
     (iii) Successive Adjustments. The adjustments hereinabove referenced shall be made successively if more than one event listed in the above subdivisions of this subsection (d) of this Section 4 shall occur.
     (iv) No Fractional Shares. The Corporation shall not be required to issue any fractions of shares of Common Stock upon conversion of Series A Preferred Stock. If any interest in a fractional share of Common Stock would otherwise be deliverable upon the conversion of any Series A Preferred Stock, the Corporation shall make adjustment for such fractional share interest by payment to the converting shareholder of cash in an amount bearing the same ratio to the fair market value of a whole share of the Common Stock, as determined by the Corporation’s Board of Directors, as the fractional interest to which the shareholder would otherwise be entitled bears to a whole share of Common Stock.
     (v) Other Adjustments. Except as expressly particularized in the forepart of this subsection (d) of this Section 4, or as otherwise required by applicable law, the number and kind of securities to be received by a holder of the Series A Preferred Stock upon any conversion of Shares thereof shall not be subject to adjustment.
     (e) Expenses. The issuance of certificates representing shares of Common Stock upon conversion of the Series A Preferred Stock shall be made to each applicable shareholder without charge for any excise tax in respect of such issuance. However, if any certificate is to be issued in a name other than that of the holder of record of the Series A Preferred Stock so converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance, or shall establish to the satisfaction of the Corporation that such tax has been paid or is not due and payable.
     (f) Verification. Upon the occurrence of each event requiring an adjustment or readjustment of the terms of the conversion of the Series A Preferred Stock pursuant hereto, the Corporation at its expense shall promptly determine such adjustment or readjustment in accordance with the terms hereof, and prepare and furnish to each holder of Series A Preferred Stock affected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.
     (g) Status of Converted Stock. In case any Shares of Series A Preferred Stock shall be converted, the Shares so converted shall resume the status of authorized but unissued shares of the Corporation’s preferred stock.
     5. Reservation of Common Stock. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of all of the then outstanding shares of Series A Preferred Stock.
     6. Notices. All notices or other communications required or permitted to be given pursuant to this Resolution shall be in writing and shall be considered as properly given or made if hand delivered, or mailed by certified or registered mail, return receipt requested, if to the Corporation at its address indicated in its Annual Report as most recently filed with the Florida Department of State, and if to a holder of Series A Preferred Stock at the address set forth in the shareholder records as maintained by the Corporation, or to such other address as any such shareholder may have designated by like notice forwarded to the Corporation. All notices, except notices of change of address, shall be deemed given when so mailed or hand delivered, and notices of change of address shall be deemed given when received.
ARTICLE V
DIRECTORS
     The Board of Directors of the Corporation shall consist of at least one Director, with the exact number of Directors to be fixed from time to time in the manner provided in the Company’s Bylaws. Directors may only be removed for cause. “Cause” shall mean any intentional or grossly reckless conduct that is harmful to the Corporation, such as misuse of confidential information, competing against the Corporation, a material violation of due care or fiduciary duties owing to the Corporation or other gross abuse of office.
ARTICLE VI
SPECIAL MEETINGS
OF SHAREHOLDERS
     Special meetings of shareholders shall be held if called by the Board of Directors, the Chairman of the Board, or the President of the Corporation, or if the holders of not less than fifty percent (50%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date, and deliver to the Secretary of the Corporation one or more written demands for the meeting describing the purpose or purposes for which it is to be held.

ARTICLE VII
ACTION BY SHAREHOLDERS WITHOUT A MEETING
     Any action required by law to be taken at a meeting of shareholders, or any action that may be taken at a meeting of shareholders, may be taken without a meeting or notice if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock constituting the greater of (a) seventy-five percent (75%) of the voting power of all shares of each class or series entitled to vote on such action or (b) the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted with respect to the subject matter thereof, and such consent shall have the same force and effect as a vote of shareholders taken at such a meeting.
ARTICLE VIII
REGISTERED OFFICE AND AGENT
     The street address of the Corporation’s initial registered office is: One Southeast Third Avenue, 28th Floor, Miami, Florida 33131. The name of the Corporation’s initial registered agent at that office is: American Information Services, Inc.
ARTICLE IX
INDEMNIFICATION
     The Corporation shall, to the fullest extent legally permissible under the provisions of the Florida Business Corporation Act, as the same may be amended and supplemented, indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity as a director or officer of the Corporation and as to action in any other capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the Corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement or resolution adopted by the shareholders entitled to vote thereon after notice.